Exhibit 99.1

Amphenol	News Release
World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL CORPORATION TO ACQUIRE

CIT BUSINESS FROM CARLISLE

Transaction highlights:

•	To acquire Carlisle Interconnect Technologies for $2.0 billion in cash
•	Adds leading capabilities in harsh environment interconnect solutions
•	Broad product portfolio highly complementary to Amphenol’s existing interconnect solutions
•	Accelerates long-term growth in the commercial air, defense and industrial markets
•	Expected to be accretive in the first full year after closing

Wallingford, Connecticut, January 30, 2024. Amphenol Corporation (NYSE: APH), a leading global provider of high-technology interconnect, antenna and sensor solutions, today announced a definitive agreement to acquire the Carlisle Interconnect Technologies (“CIT”) business of Carlisle Companies Incorporated (NYSE: CSL) for $2.025 billion in cash, subject to customary post-closing adjustments.

CIT is a leading global supplier of harsh environment interconnect solutions primarily to the commercial air, defense and industrial end markets, and is expected to have 2024 sales and adjusted EBITDA margin of approximately $900 million and 20%, respectively. The company’s wide range of products including wire and cable, cable assemblies, contacts, connectors and sensors are highly complementary to Amphenol’s existing interconnect and sensor solutions.

“We are excited to welcome CIT’s approximately 6,000 talented employees to the Amphenol family,” said Amphenol President and Chief Executive Officer, R. Adam Norwitt. “CIT’s highly engineered harsh environment interconnect solutions will allow us to deliver a more comprehensive technology solution for the increasingly complex applications of our customers in harsh environment markets. We look forward to benefiting from this enhanced position with these important customers in the commercial air, defense and industrial markets long into the future. In addition, we are excited by the possibilities created through the combination of Amphenol’s strong operating discipline and CIT’s advanced capabilities. We look forward to working together with CIT’s experienced management team to drive superior operating performance for the business as part of Amphenol. The addition of CIT represents another step forward for our long-term and successful acquisition program, which we believe will continue to create value for the Company long into the future.”

Assuming a continuation of current economic conditions, CIT is expected to be accretive to Amphenol’s earnings per share in the first year post closing, excluding acquisition-related costs. The acquisition of CIT will be financed through a combination of cash on hand as well as the Company’s existing credit and commercial paper facilities. The transaction is expected to be completed by the end of the second quarter of 2024 and is subject to certain regulatory approvals and other customary closing conditions.

Advisors

Evercore is serving as Amphenol’s financial advisor for the transaction and Latham & Watkins, LLP is acting as its legal advisor.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Defense, Industrial, Information Technology and Data Communications, Mobile Devices and Mobile Networks. For more information, visit www.amphenol.com.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may contain words and terms such as: “anticipate,” “could,” “believe,” “continue,” “expect,” “estimate,” “forecast,” “ongoing,” “project,” “seek,” “predict,” “target,” “will,” “intend,” “plan,” “look ahead,” “optimistic,” “potential,” “guidance,” “may,” “should,” or “would” and other words and terms of similar meaning. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed acquisition may not be completed in a timely manner or at all, or if it is completed, that the expected benefits of the proposed acquisition may not be realized, (ii) the failure to satisfy the conditions to the consummation of the proposed acquisition, including the receipt of certain regulatory and other approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the stock purchase agreement between the parties and (iv) unanticipated difficulties or expenditures relating to the acquisition, the response of business partners and competitors to the announcement of the proposed acquisition, potential disruptions to current plans and operations and/or potential difficulties in employee retention as a result of the announcement and pendency of the acquisition. The actual financial impact of the proposed acquisition may differ from the expected financial impact described in this press release. The foregoing list of risk factors is not exhaustive. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Amphenol’s and CIT’s respective businesses, particularly those identified in the risk factor discussion in Amphenol’s Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amphenol undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com